UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 12, 2005

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

770 South Post Oak Lane, Suite 330, Houston, Texas	77056
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(713) 622-2875

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Section 8 - Other Events

Item 8.01 Other Events.
As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2005, effective as of the 18th day of May 2004, Industrial Enterprises of America, Inc. (formerly Advanced Bio/Chem, Inc.), a Nevada corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”), among the Company, Power3 Medical Products, Inc., a New York corporation ("Power3"), and Steven B. Rash and Ira Goldknopf (collectively, the "Shareholders"). As provided in the Agreement, the Company sold to Power3 all of the Company’s assets in consideration for 15,000,000 shares of the common stock, par value $.001 per share, of Power3 (the “Power3 Sale”). The assets disposed of by the Company included all tangible personal property, intellectual property, rights in contracts that the Company was a party to, along with intangible property, including goodwill. In consideration for the benefits that they received by virtue of the transaction, each of the Shareholders agreed to make the representations, warranties, and indemnifications in the Agreement jointly and severally, along with the Company.

The Company is filing this Current Report on Form 8-K to disclose that management is currently reviewing the Power3 Sale. Under the Agreement, Power3 agreed to purchase all of the assets and assume all of the liabilities (with the exception of those specifically excluded) of the Company. Additionally, Section 4.5 of the Agreement provided that the Shareholders would repay the Company’s indebtedness within five (5) business days of the closing date of the Power3 Sale. Following such sale, $2.8 million in liabilities remained on the books of the Company (the “Liabilities”). Until recently, the Company and Power3 had been negotiating an agreement with respect to the settlement of any and all claims between the Company, Power3 and each of the companies’ principals stemming from the Power3 Sale. However, the Company has terminated settlement discussions. The Company will take action to enforce any rights and remedies it may have with respect to the Power3 Sale and the Liabilities.

The Company will file another Current Report on Form 8-K, if necessary, in order to update the disclosure in this Current Report.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.

May 12, 2005	By: /s/ John Mazzuto Name: John Mazzuto Title: Chief Financial Officer, Vice Chairman of the Board and Assistant Secretary